Exhibit 99.1
Pharmion Corporation Reports 2007 Third Quarter Operating Results
•	Reported record sales of $67.3 million, up nine percent over Q3 2006
•	Raising 2007 sales guidance
•	Announced unprecedented Phase Three Vidaza overall survival data in higher-risk MDS
•	Full results to be presented later this year at a major medical conference

•	Planning to file for accelerated approval in Europe by year-end
•	Commenced Phase Three Amrubicin pivotal trial in second-line SCLC
•	Completed SPA with FDA and Scientific Advice with EMEA
•	Accelerated launch preparation activities for Thalidomide in Europe

•	Initiated research collaboration for development of sirtuin inhibitors

•	Initiated MGCD0103 studies in solid tumors (Phase 1) and CLL (Phase 2)

•	Granted Fast Track designation by FDA for oral Azacitidine for MDS
•	Centers open and enrolling for oral Azacitidine MTD study
     BOULDER, Colo., October 31, 2007 — Pharmion Corporation (NASDAQ:PHRM) today reported financial results for its quarter ended September 30, 2007. Third quarter net sales totaled $67.3 million, compared to $61.6 million in the third quarter of 2006. Worldwide sales of Vidaza® (azacitidine for injection) totaled $42.3 million in the third quarter of 2007, compared to $36.6 million in the same quarter of 2006. In the U.S., sales of Vidaza totaled $33.3 million in the third quarter of 2007, equal to the same quarter of 2006. Named patient and compassionate use sales of Vidaza in Europe and other international markets totaled $9.0 million in the third quarter of 2007, compared to $3.3 million in the third quarter of 2006. Sales of Thalidomide, including named patient and compassionate use sales in Europe, totaled $20.2 million in the third quarter of 2007, also equal to the same period of 2006.
For the nine months ended September 30, 2007, net sales totaled $195.8 million, compared to net sales of $178.6 million for the nine months ended September 30, 2006. Worldwide sales of Vidaza totaled $120.5 million in the first nine months of 2007, compared to $105.6 million in the same period in 2006. U.S. sales of Vidaza totaled $97.2 million in the first nine months of 2007, compared to $98.7 million in the same period in 2006. Named patient and compassionate use sales of Vidaza in Europe and other international markets totaled $23.3 million in the first nine months of 2007, compared to $6.9 million in the first nine months of 2006. Sales of Thalidomide totaled $60.7 million in the first nine months of 2007, compared to $58.8 million in the same period in 2006.
“We are very pleased with our operating results this quarter and our continued progress toward what should be a transformative 2008 for Pharmion,” said Patrick Mahaffy, Pharmion’s president and CEO. “The exceptionally strong results of the Vidaza Survival study reported this quarter demonstrate Vidaza’s tremendous benefit in treating MDS, and clearly establish survival as the standard by which treatment options for higher-risk MDS should now be evaluated. We look forward to the presentation of the study results later this year and based on these results, we are on track to file for accelerated approval for Vidaza in Europe by year end.

In addition, based on encouraging progress with the EMEA, we are accelerating our preparation for launch in Europe for Thalidomide. Finally, we made significant progress advancing our pipeline; initiating a Phase Three pivotal trial for Amrubicin in relapsed/refractory small cell lung cancer and furthering the development of MGCD0103 in solid tumors.”
Pharmion reported a net loss of $(21.4) million, or $(0.58) per share for the third quarter of 2007. For the nine months ended September 30, 2007, the Company’s net loss totaled $(36.4) million, or $(1.05) per share. The net loss for the third quarter of 2006 was $(3.6) million, or $(0.11) per share. For the nine months ended September 30, 2006, the Company’s net loss totaled $(26.8) million, or $(0.84) per share. These net losses include stock compensation expense for the third quarters of 2007 and 2006 of $1.5 million and $0.8 million, respectively, and $4.1 million and $2.4 million, respectively, for the nine months ended September 30, 2007 and 2006. In addition, the losses for the third quarter and nine months ended September 30, 2007 include a charge of $8 million for a milestone payment triggered by the acceptance of our marketing authorization application (MAA) for Satraplatin for the treatment of second-line hormone-refractory prostate cancer by the European Medicines Agency (EMEA).
The Company made significant progress in the third quarter advancing its product pipeline. Pharmion initiated several clinical studies across its portfolio, including a Phase 3 study in small cell lung cancer for Amrubicin, Phase 1 and Phase 2 studies in solid tumors and CLL for MGCD0103, opened centers and began enrolling patients in the dose escalation study for oral Azacitidine, and commenced our research program targeting sirtuin inhibitors. Research and development (R&D) expenses totaled $29.1 million for the third quarter of 2007, compared to $16.7 million for the third quarter of 2006. For the nine months ended September 30, 2007, research and development costs totaled $72.0 million, compared to $50.2 million for the nine-month period ended September 30, 2006.
Selling, general and administrative expenses totaled $32.5 million for the third quarter of 2007, compared to selling, general and administrative expenses for the third quarter of 2006 of $24.5 million. For the first nine months of 2007, selling, general and administrative expenses totaled $93.2 million, compared to $73.0 million in the first nine months of 2006. These increases in selling, general and administrative expenses are primarily due to expanded commercial activities for Vidaza in the U.S. and the Company’s investment in launch preparation activities in Europe for Thalidomide and Vidaza.
As of September 30, 2007, the Company had $257.6 million in cash, cash equivalents and short-term investments, and no outstanding debt.
2007 Milestones and Objectives
Pharmion has a number of important clinical, regulatory and development objectives planned or underway in 2007 for each of its key products, and made significant progress against those objectives during the third quarter. Highlights include the following:

Vidaza and oral Azacitidine
•	The Company announced top line results from the Vidaza survival study, a Phase 3 controlled trial of Vidaza versus conventional care regimens (CCR) in the treatment of patients with higher-risk myelodysplastic syndromes (MDS). In the primary endpoint analysis, Vidaza treatment was associated with a median overall survival of 24.4 months versus 15 months (p value of 0.0001, HR of 0.58) for those receiving CCR treatment. Two-year overall survival rates were 50.8 percent versus 26.2 percent (p value of less than 0.0001) for patients receiving Vidaza versus CCR. The median number of treatment cycles was nine for Vidaza. Full study results will be presented at a major medical conference later this year.

•	These overall survival data are expected to form the basis of several planned regulatory filings. Most importantly, these include the Company’s MAA to the EMEA for Vidaza for the treatment of higher-risk MDS, and the supplemental New Drug Application (sNDA) to the US Food and Drug Administration (FDA) to include these data in the prescribing information in the US. The Company plans to file the MAA for accelerated approval by the end of 2007 and the sNDA during the first quarter of 2008. Additional regulatory filings in other international markets are also expected to be filed during 2008

•	The US FDA granted Fast Track designation for oral Azacitidine in the treatment of MDS.
Amrubicin
•	Pharmion initiated an international pivotal Phase 3 clinical trial evaluating Amrubicin, the Company’s third-generation synthetic anthracycline, in the second-line treatment of small cell lung cancer (SCLC). The randomized, controlled, multi-center study will enroll patients with sensitive or refractory disease and compare Amrubicin to topotecan, the only approved chemotherapy for second-line treatment of SCLC in the US and EU. Enrollment in the study of 480 patients is underway. The primary endpoint of the trial is overall survival; the secondary endpoints include progression-free survival, overall response rate, duration of response and quality of life. Pharmion has completed the Scientific Advice (SA) process with the EMEA and has reached Special Protocol Assessment (SPA) agreement with the US FDA for this study.
Thalidomide
•	Pharmion continues to work with the EMEA to advance the review of the Company’s MAA submitted in January 2007 for Thalidomide in combination with standard chemotherapy for the treatment of untreated multiple myeloma. Based on the progress made to date, and in anticipation of a potential recommendation for approval from the EMEA within the next few months, the Company has accelerated its launch preparation activities for Thalidomide.
MGCD0103 and Sirtuins
•	Two clinical trials were initiated during the quarter for histone deacetylase

(HDAC) inhibitor MGCD0103: a Phase 1 combination trial with Taxotere® in patients with solid tumors, and a Phase 2 single-agent trial in chronic lymphocytic leukemia.

•	Pharmion and MethylGene Inc. launched a research collaboration for the development of novel small molecule inhibitors targeting sirtuins, a separate and distinct class of histone deacetylase enzymes (Class 3 HDACs) implicated in cell survival and death.

•	MGCD0103 was granted orphan drug designation by both the US and European regulatory agencies for the treatment of Hodgkin’s lymphoma.

•	A pivotal registration program for MGCD0103 in Hodgkin’s lymphoma is expected to initiate by the end of 2008.
Satraplatin
•	Yesterday Pharmion and its partner GPC Biotech announced topline overall survival results for the double-blinded, randomized Satraplatin Phase 3 registrational trial, the SPARC trial (Satraplatin and Prednisone Against Refractory Cancer). The trial evaluated Satraplatin plus prednisone versus placebo plus prednisone as a second-line treatment in 950 patients with hormone-refractory prostate cancer (HRPC). The companies reported that the trial did not achieve the endpoint of overall survival (p=0.80, stratified log rank analysis). The median overall survival was 61.3 weeks for the Satraplatin arm compared to 61.4 weeks for the control group and the hazard ratio was 0.97 (95% CI: 0.83, 1.13). The companies are currently conducting pre-specified subset analyses. Pharmion plans to review the additional analyses, with particular emphasis on the impact of prior Taxotere® use, and work closely with the EMEA to determine next steps for the Company’s MAA with the EMEA for Satraplatin in combination with prednisone for the treatment of patients with metastatic HRPC who have failed prior chemotherapy, which was submitted in June 2007.
2007 Financial Outlook
Updating its financial guidance announced in June, Pharmion expects to report total net sales for 2007 in a range of approximately $265 to $270 million, up from the previous guidance of $250 to $260 million. Research and development expenses for 2007 are expected to total approximately $95 to $100 million, adjusted from the previous guidance of $85 to $95 million. Selling, general and administrative expenses for 2007 are expected to total approximately $125 million, up from previous guidance approximately $120 million. Finally, the Company expects to end 2007 with approximately $235 to $245 million of cash, cash equivalents and short-term investments, an increase from previous guidance of $225 to $235 million.
Pharmion will hold a conference call to discuss third quarter 2007 results later this afternoon, October 31, at 5:00 p.m. ET. The conference call will be simultaneously webcast on the Company’s web site at www.pharmion.com, and archived for future review. Dial-in numbers for the conference call for institutional investors and analysts are as follows: participants from the U.S. 800.260.8140, International participants 617.614.3672, passcode: 60001162.
Contacts:
Breanna Burkart/Anna Sussman
Directors, Investor Relations and Corporate Communications
Pharmion Corporation
720-564-9150
About Pharmion
Pharmion is a leading global oncology company focused on acquiring, developing and commercializing innovative products for the treatment of hematology and oncology patients in the U.S., Europe and additional international markets. Pharmion has a number of products on the market including the world’s first approved epigenetic drug, Vidaza®, a DNA demethylating agent. For additional information about Pharmion, please visit the company’s website at www.pharmion.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which express the current beliefs and expectations of management, including Pharmion’s plans for clinical development and regulatory submissions of Pharmion’s products and product candidates, and Pharmion’s anticipated financial results for 2007. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause Pharmion’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause or contribute to such differences include the outcome of ongoing clinical trials, the status and timing or regulatory approvals for Pharmion’s product candidates; the impact of competition from other products under development by Pharmion’s competitors; the regulatory environment and changes in the health policies and structure of various countries; uncertainties regarding market acceptance of products newly launched, currently being sold or in development; Pharmion’s ability to successfully acquire rights to, develop and commercialize additional pharmaceutical products; failure of third-party manufacturers to produce the product volumes required on a timely basis, fluctuations in currency exchange rates, and other factors that are discussed in Pharmion’s filings with the U.S. Securities and Exchange Commission, including those discussed in the “Risk Factors” section of Pharmion’s Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K. Forward-looking statements speak only as of the date on which they are made, and Pharmion undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.
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(See attached table)
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PHARMION CORPORATION
CONSOLIDATED FINANCIAL RESULTS
(In thousands, except for per share amounts)
Unaudited

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net sales	$67,315	$61,636	$195,834	$178,596

Operating expenses:
Cost of sales, inclusive of royalties, exclusive of product rights amortization	18,236	16,629	53,341	48,514
Research and development	29,118	16,675	71,992	50,194
Acquired in-process research	8,000	4,000	8,000	24,480
Selling, general and administrative	32,522	24,465	93,174	72,963
Product rights amortization	2,475	2,454	7,407	7,344

Total operating expenses	90,351	64,223	233,914	203,495

Operating loss	(23,036)	(2,587)	(38,080)	(24,899)

Interest and other income, net	2,991	1,870	6,448	5,286

Loss before taxes	(20,045)	(717)	(31,632)	(19,613)

Income tax expense	1,395	2,834	4,752	7,188

Net loss	$(21,440)	$(3,551)	$(36,384)	$(26,801)

Net loss per common share:
Basic and Diluted	$(0.58)	$(0.11)	$(1.05)	$(0.84)

Weighted average number of common and common equivalent shares used to calculate net loss per common share:
Basic and Diluted	36,996	32,053	34,506	31,993

CONSOLIDATED BALANCE SHEET DATA

	September 30, 2007	December 31, 2006
Cash, cash equivalents and short-term investments	$257,632	$136,213
Total assets	451,510	326,732
Total liabilities	71,477	53,650
Total stockholders’ equity	380,033	273,082